UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*


                      International Sports Wagering, Inc.
                                (Name of Issuer)


                         Common Stock, $0.001 par value
                         (Title of Class of Securities)


                                   460342108
                                 (CUSIP Number)


                                January 12, 2000
              Date of Event Which Requires Filing of This Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)

|X|   Rule 13d-1(c)

|_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

CUSIP NO. 460342108


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               Woodland Partners

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                       New York
________________________________________________________________________________
  Number of    5.   SOLE VOTING POWER

   Shares           193,000 shares                                     2.2%
               _________________________________________________________________
Beneficially   6.   SHARED VOTING POWER

  Owned By          400,000 shares                                     4.6%
               _________________________________________________________________
    Each       7.   SOLE DISPOSITIVE POWER

  Reporting         193,000 shares                                     2.2%
               _________________________________________________________________
   Person      8.   SHARED DISPOSITIVE POWER

    With            400,000 shares                                     4.6%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 593,000 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                       6.9%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

________________________________________________________________________________

                                       13G

CUSIP NO. 460342108


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Seneca Ventures

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                       New York
________________________________________________________________________________
  Number of    5.   SOLE VOTING POWER

   Shares           120,000 shares                                     1.4%
               _________________________________________________________________
Beneficially   6.   SHARED VOTING POWER

  Owned By          473,000 shares                                     5.5%
               _________________________________________________________________
    Each       7.   SOLE DISPOSITIVE POWER

  Reporting         120,000 shares                                     1.4%
               _________________________________________________________________
   Person      8.   SHARED DISPOSITIVE POWER

    With            473,000 shares                                     5.5%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 593,000 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                       6.9%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

________________________________________________________________________________

                                       13G

CUSIP NO. 460342108


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Woodland Venture Fund

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                       New York
________________________________________________________________________________
  Number of    5.   SOLE VOTING POWER

   Shares           240,000 shares                                     2.8%
               _________________________________________________________________
Beneficially   6.   SHARED VOTING POWER

  Owned By          353,000 shares                                     4.1%
               _________________________________________________________________
    Each       7.   SOLE DISPOSITIVE POWER

  Reporting         240,000 shares                                     2.8%
               _________________________________________________________________
   Person      8.   SHARED DISPOSITIVE POWER

    With            353,000 shares                                     4.1%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 593,000 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                       6.9%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

________________________________________________________________________________

                                       13G

CUSIP NO. 460342108


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            Brookwood Partners, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
________________________________________________________________________________
  Number of    5.   SOLE VOTING POWER

   Shares           40,000 shares                                      0.5%
               _________________________________________________________________
Beneficially   6.   SHARED VOTING POWER

  Owned By          553,000 shares                                     6.4%
               _________________________________________________________________
    Each       7.   SOLE DISPOSITIVE POWER

  Reporting         40,000 shares                                      0.5%
               _________________________________________________________________
   Person      8.   SHARED DISPOSITIVE POWER

    With            553,000 shares                                     6.4%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 593,000 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                       6.9%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

________________________________________________________________________________

                                       13G

CUSIP NO. 460342108


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Barry Rubenstein

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
________________________________________________________________________________
  Number of    5.   SOLE VOTING POWER

   Shares            0 shares                                          0%
               _________________________________________________________________
Beneficially   6.   SHARED VOTING POWER

  Owned By          593,000 shares                                     6.9%
               _________________________________________________________________
    Each       7.   SOLE DISPOSITIVE POWER

  Reporting         0 shares                                           0%
               _________________________________________________________________
   Person      8.   SHARED DISPOSITIVE POWER

    With            593,000 shares                                     6.9%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 593,000 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                       6.9%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

________________________________________________________________________________

                                       13G

CUSIP NO. 460342108


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               Marilyn Rubenstein

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
________________________________________________________________________________
  Number of    5.   SOLE VOTING POWER

   Shares            0 shares                                          0%
               _________________________________________________________________
Beneficially   6.   SHARED VOTING POWER

  Owned By          593,000 shares                                     6.9%
               _________________________________________________________________
    Each       7.   SOLE DISPOSITIVE POWER

  Reporting         0 shares                                           0%
               _________________________________________________________________
   Person      8.   SHARED DISPOSITIVE POWER

    With            593,000 shares                                     6.9%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 593,000 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                       6.9%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

________________________________________________________________________________

                                       13G

CUSIP NO. 460342108


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Woodland Services Corp.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                       New York
________________________________________________________________________________
  Number of    5.   SOLE VOTING POWER

   Shares            0 shares                                          0%
               _________________________________________________________________
Beneficially   6.   SHARED VOTING POWER

  Owned By          360,000 shares                                     4.2%
               _________________________________________________________________
    Each       7.   SOLE DISPOSITIVE POWER

  Reporting         0 shares                                           0%
               _________________________________________________________________
   Person      8.   SHARED DISPOSITIVE POWER

    With            360,000 shares                                     4.2%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 360,000 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                       4.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       CO

________________________________________________________________________________

     Effective on April 14, 1998, certain reporting persons ceased to be the beneficial owners of more than five percent (5%) of the Common Stock of the Issuer. This Schedule 13G, Amendment No. 3, includes the reporting persons ownership of the shares of Common Stock as of January 12, 2000.

Item 1.

          (a)  International Sports Wagering, Inc.

          (b)  Address of Issuer's Principal Executive Offices:

               201 Lower Notch Road, Suite 2B
               Little Falls, New Jersey 07424

         Common Stock, $0.001 par value per share (CUSIP No. 460342108)

Item 2.

     1. (a) Name of Person Filing: Woodland Partners, a general partnership organized under the laws of the State of New York.
          (b)  Address of Principal Business Office, or, if none, Residence:
                             68 Wheatley Road
                             Brookville, New York 11545
          (c)  Citizenship: Not applicable.
          (d) Title of Class of Securities: Common Stock, $0.001 par value per share.
          (e)  CUSIP Number: 460342108.

     The general partners of Woodland Partners are Barry Rubenstein and Marilyn Rubenstein (husband and wife).

     2. (a) Name of Person Filing: Seneca Ventures, a limited partnership organized under the laws of the State of New York ("Seneca").
          (b)  Address of Principal Business Office, or, if none, Residence:
                             68 Wheatley Road
                             Brookville, New York 11545
          (c)  Citizenship: Not applicable.
          (d) Title of Class of Securities: Common Stock, $0.001 par value per share.
          (e)  CUSIP Number: 460342108.

     The general partners of Seneca are Barry Rubenstein and Woodland Services Corp. The limited partners of Seneca include Marilyn Rubenstein and certain other investors.

     3. (a) Name of Person Filing: Woodland Venture Fund, a limited partnership organized under the laws of the State of New York (the "Fund").
          (b)  Address of Principal Business Office, or, if none, Residence:
                             68 Wheatley Road
                             Brookville, New York 11545
          (c)  Citizenship: Not applicable.
          (d) Title of Class of Securities: Common Stock, $0.001 par value per share.
          (e)  CUSIP Number: 460342108.

     The general partners of the Fund are Barry Rubenstein and Woodland Services Corp. The limited partners of the Fund include certain other investors.

     4. (a) Name of Person Filing: Barry Rubenstein, a general partner of Woodland Partners, Seneca, the Fund and Brookwood Partners, L.P., and the sole shareholder, an officer and a director of Woodland Services Corp.
          (b)  Address of Principal Business Office, or, if none, Residence:
                             68 Wheatley Road
                             Brookville, New York 11545
          (c)  Citizenship: United States.
          (d) Title of Class of Securities: Common Stock, $0.001 par value per share.
          (e)  CUSIP Number: 460342108.

     5. (a) Name of Person Filing: Marilyn Rubenstein, a general partner of Woodland Partners and Brookwood Partners, L.P., and an officer of Woodland Services Corp.
          (b)  Address of Principal Business Office, or, if none, Residence:
                             68 Wheatley Road
                             Brookville, New York 11545
          (c)  Citizenship: United States.
          (d) Title of Class of Securities: Common Stock, $0.001 par value per share.
          (e)  CUSIP Number: 460342108.

     6. (a) Name of Person Filing: Brookwood Partners, L.P., a limited partnership organized under the laws of the State of New York ("Brookwood").
          (b)  Address of Principal Business Office, or, if none, Residence:
                             68 Wheatley Road
                             Brookville, New York 11545
          (c)  Citizenship: Not applicable.
          (d) Title of Class of Securities: Common Stock, $0.001 par value per share.
          (e)  CUSIP Number: 460342108.

     Barry Rubenstein and Marilyn Rubenstein are the general partners of Brookwood.

     7. (a) Name of Person Filing: Woodland Services Corp., a corporation organized under the laws of the State of New York ("Services").

          (b)  Address of Principal Business Office, or, if none, Residence:
                             68 Wheatley Road
                             Brookville, New York 11545
          (c)  Citizenship: Not applicable.
          (d) Title of Class of Securities: Common Stock, $0.001 par value per share.
          (e)  CUSIP Number: 460342108.

Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

          (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.78o)

          (b)  |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c).

          (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) |_| Investment company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (e)  |_| An investment adviser in accordance
                   with ss.240.13d-1(b)(1)(ii)(E);

          (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d- 1(b)(1)(ii)(F);

          (g) |_| A parent holding company or control person in accordance with ss.240.13d- 1(b)(1)(ii)(G);

          (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a- 3);

          (j)  |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

     On January 12, 2000, Woodland Partners, Seneca Ventures, Woodland Venture Fund and Brookwood Partners, L.P., purchased from the Issuer, in the aggregate, 480,000 shares of the Common Stock of the Issuer (subject to adjustment under certain circumstances) in a private placement.

     1.   Woodland Partners:
          (a)  Amount Beneficially Owned: 593,000(1),(2),(3),(4),(5) shares.
          (b)  Percent of Class: 6.9%
          (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 193,000 shares.(2)
              (ii)   shared power to vote or direct the vote: 400,000 shares.
                     (1),(3),(4),(5)
              (iii) sole power to dispose or direct the disposition of: 193,000 shares.(2)
              (iv)   shared power to dispose or direct the disposition of:
                     400,000 shares.(1),(3),(4),(5)

     2.   Seneca Ventures:
          (a)  Amount Beneficially Owned: 593,000 shares.(1),(2),(3),(4),(5)
          (b)  Percent of Class: 6.9%
          (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 120,000 shares.(3)
              (ii)   shared power to vote or direct the vote: 473,000 shares.
                     (1),(2),(4),(5)
              (iii) sole power to dispose or direct the disposition of: 120,000 shares.(3)
              (iv)   shared power to dispose or direct the disposition of:
                     473,000 shares.(1),(2),(4),(5)

     3.   Woodland Venture Fund
          (a)  Amount Beneficially Owned: 593,000 shares.(1),(2),(3),(4),(5)
          (b)  Percent of Class: 6.9%
          (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 240,000 shares.(4)
              (ii)   shared power to vote or direct the vote: 353,000 shares.
                     (1),(2),(3),(5)
              (iii) sole power to dispose or direct the disposition of: 240,000 shares.(4)
              (iv)   shared power to dispose or direct the disposition of:
                     353,000 shares.(1),(2),(3),(5)

     4.   Barry Rubenstein:
          (a)  Amount Beneficially Owned: 593,000 shares.(1),(2),(3),(4),(5)
          (b)  Percent of Class: 6.9%
          (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 0 shares.
              (ii)   shared power to vote or direct the vote: 593,000 shares.
                     (1),(2),(3),(4),(5)
              (iii) sole power to dispose or direct the disposition of: 0 shares.
              (iv)   shared power to dispose or direct the disposition of:
                     593,000 shares.(1),(2),(3),(4),(5)

----------
(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

(2)  Includes 193,000 shares of Common Stock owned by Woodland Partners.

(3)  Includes 120,000 shares of Common Stock owned by Seneca Ventures.

(4)  Includes 240,000 shares of Common Stock owned by Woodland Venture Fund.

(5)  Includes 40,000 shares of Common Stock owned by Brookwood Partners, L.P.

     5.   Marilyn Rubenstein:
          (a)  Amount Beneficially Owned: 593,000 shares.(1),(2),(3),(4),(5)
          (b)  Percent of Class: 6.9%
          (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 0 shares.
              (ii) shared power to vote or direct the vote: 593,000 shares.(1),(2),(3),(4),(5)
              (iii) sole power to dispose or direct the disposition of: 0 shares.
              (iv)   shared power to dispose or direct the disposition of:
                     593,000 shares.(1),(2),(3),(4),(5)

     6.   Brookwood Partners, L.P.:
          (a)  Amount Beneficially Owned: 593,000 shares.(1),(2),(3),(4),(5)
          (b)  Percent of Class: 6.9%
          (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 40,000 shares.(5)
              (ii) shared power to vote or direct the vote: 553,000 shares.(1),(2),(3),(4)
              (iii) sole power to dispose or direct the disposition of: 40,000 shares(5).
              (iv)   shared power to dispose or direct the disposition of:
                     553,000 shares.(1),(2),(3),(4)

     7.   Woodland Services Corp.:
          (a)  Amount Beneficially Owned: 360,000 shares.(1),(3),(4)
          (b)  Percent of Class: 6.9%
          (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 0 shares.
              (ii) shared power to vote or direct the vote: 360,000 shares.(1),(3),(4)
              (iii) sole power to dispose or direct the disposition of: 0 shares.
              (iv)   shared power to dispose or direct the disposition of:
                     360,000 shares.(1),(3),(4)

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

        Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         See Exhibit A for Joint Filing Agreement attached hereto.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

              By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: April 4, 2000
                                     WOODLAND PARTNERS


                                     By:   /s/ Barry Rubenstein
                                        ----------------------------------------
                                           Barry Rubenstein,
                                           a General Partner


                                     SENECA VENTURES


                                     By:   /s/ Barry Rubenstein
                                        ----------------------------------------
                                           Barry Rubenstein,
                                           a General Partner


                                     WOODLAND VENTURE FUND


                                     By:   /s/ Barry Rubenstein
                                        ----------------------------------------
                                           Barry Rubenstein,
                                           a General Partner

                                     WOODLAND SERVICES CORP.


                                     By:   /s/ Barry Rubenstein
                                        ----------------------------------------
                                           Barry Rubenstein,
                                           President


                                     /s/ Barry Rubenstein
                                     -------------------------------------------
                                     Barry Rubenstein


                                     /s/ Marilyn Rubenstein
                                     -------------------------------------------
                                     Marilyn Rubenstein


                                     BROOKWOOD PARTNERS, L.P.


                                     By:   /s/ Barry Rubenstein
                                     -------------------------------------------
                                           Barry Rubenstein,
                                           a General Partner





Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                                                       Exhibit A

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act, as amended, the undersigned hereby agree to the joint filing on behalf of each of them on a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.001 par value per share, of International Sports Wagering, Inc. and that this Agreement be included as an Exhibit to such joint filing.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 12th day of January, 2000.

                                     WOODLAND PARTNERS


                                     By:   /s/ Barry Rubenstein
                                        ----------------------------------------
                                           Barry Rubenstein,
                                           a General Partner


                                     SENECA VENTURES


                                     By:   /s/ Barry Rubenstein
                                        ----------------------------------------
                                           Barry Rubenstein,
                                           a General Partner


                                     WOODLAND VENTURE FUND


                                     By:   /s/ Barry Rubenstein
                                        ----------------------------------------
                                           Barry Rubenstein,
                                           a General Partner

                                     WOODLAND SERVICES CORP.


                                     By:   /s/ Barry Rubenstein
                                        ----------------------------------------
                                           Barry Rubenstein,
                                           President


                                     /s/ Barry Rubenstein
                                     -------------------------------------------
                                     Barry Rubenstein


                                     /s/ Marilyn Rubenstein
                                     -------------------------------------------
                                     Marilyn Rubenstein


                                     BROOKWOOD PARTNERS, L.P.


                                     By:   /s/ Barry Rubenstein
                                        ----------------------------------------
                                           Barry Rubenstein,
                                           a General Partner